As filed with the Securities and Exchange Commission on June 5, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	22-3415036
(State of Incorporation)	(I.R.S. Employer Identification No.)

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

(Address of Principal Executive Offices, Including Zip Code)

IDT Corporation 1996 Stock Option and Incentive Plan,

as Amended and Restated

Stock Option Agreements with the optionees named in notes (6) and (7) to the

“Calculation of Registration Fee” table below

Employee Stock Option Program

(Full Title of the Plan)

James A. Courter

Chief Executive Officer

IDT Corporation

520 Broad Street

Newark, New Jersey 07102

(973) 438-1000

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Joyce J. Mason, Esq.

General Counsel

IDT Corporation

520 Broad Street Newark, New Jersey 07102

(973) 438-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Class B Common Stock, par value $.01 per share	$1,713,907	(2)	$16.135(3)	$ 27,653,89	(3)	$2,237.19
	$1,464,011	(4)	$ 14.57(5)	$ 21,330,64	(5)	$1,725.64
	$2,473,000	(6)	$14.645(5)	$36,217,085.00	(5)	$2,929.96
	$1,870,369	(7)	$ 6.746(5)	$12,631,001.27	(5)	$1,021.85

Total	$7,521,287			$ 97,832,615		$7,914.64	(8)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the 1996 Stock Option and Incentive Plan, as Amended and Restated (the “1996 Plan”), the Stock Option Agreements described in notes (6) and (7) below and the Employee Stock Option Program.
(2)	Represents shares of Class B Common Stock reserved for issuance pursuant to options which may be granted under the 1996 Plan.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low reported prices of the shares of Class B Common Stock of the Registrant (“Class B Common Stock”) on the New York Stock Exchange on May 29, 2003.
(4)	Represents shares of Class B Common Stock which may be issued upon exercise of options previously granted under the 1996 Plan.
(5)	Calculated pursuant to Rule 457(h) under the Securities Act, based upon the weighted average exercise price per share of such options.
(6)	Represents shares of Class B Common Stock which may be issued upon exercise of stock options granted under separate Stock Option Agreements between IDT Corporation and each of the following optionees: (1) James A. Courter (two agreements); (2) Ira A. Greenstein (two agreements); (3) Michael Fischberger (two agreements); (4) Morris Lichtenstein (two agreements); (5) Stephen R. Brown (two agreements); (6) Geoffrey Rochwarger (two agreements); (7) Moshe Kaganoff (two agreements); (8) Joyce J. Mason (two agreements); (9) Marc E. Knoller (two agreements); (10) E. Brian Finkelstein (two agreements); (11) Marcelo Fischer (two agreements); (12) Jonathan Levy (two agreements); (13) Marc A. Bodner; (14) Anthony S. Davidson; (15) Zev Hillel Davis; (16) Joseph Farber; (17) Allan Forman; (18) Gabriel Guecelevich; (19) Yona M. Katz; (20) Alan Lazar; (21) Mikhail Leibov; (22) Keith Y. Mendelson; (23) Norman Rosenberg; (24) Robert Schiff; (25) Robert H. Schwartz; (26) Avi Stokar; (27) Kathleen Timko; and (28) John S. Ward.
(7)	Consists of: (i) 1,353,109 shares of Class B Common Stock which may be issued upon exercise of options previously granted under the 1996 Plan, (ii) 361,000 shares of Class B Common Stock which may be issued upon exercise of stock options granted under separate Stock Option Agreements, dated as of May 1, 1999, between IDT Corporation and each of the following optionees: (1) James A. Courter; (2) Geoffrey Rochwarger; and (3) David Barth; and (iii) 156,260 shares of Class B Common Stock which may be issued upon exercise of options previously granted under the Employee Stock Option Program. All of such options were initially exercisable for shares of Common Stock of the Registrant (“Common Stock”), but were amended on April 25, 2003 to entitle the holders thereof to acquire shares of Class B Common Stock instead of Common Stock. As a result, an equal number of shares of Common Stock covered by previously filed Registration Statements are no longer issuable and will be deregistered. See note (8) below.
(8)	The Registrant previously filed a Registration Statement on Form S-8 (File No. 333-49150) on November 2, 2000, as amended on October 8, 2002, a Registration Statement on Form S-8 (File No. 333-63282) on June 19, 2001, as amended on October 8, 2002, and a Registration Statement on Form S-8 (File No. 333-19727) on January 14, 1997. The Registrant is filing Post-Effective Amendments to such Registration Statements to deregister 1,355,109 shares, 261,000 shares and 156,260 shares of Common Stock, respectively, for which registration fees of $5,660.59 (net of registration fees that are not being transferred), $823.78 and $485.38 (none of which is eligible for transfer), respectively, had been paid by the Registrant. In addition, a registration fee of $661.92 was previously paid by the Registrant in connection with 100,000 unsold shares of Common Stock registered under a Registration Statement on Form S-3 (File No. 333-86261) filed by the Registrant on August 31, 1999. Pursuant to Rule 457(p) under the Securities Act, $7,146.29, the aggregate amount of such unused registration fees, is to be offset against the total registration fee of $7,914.64 due in connection with this Registration Statement. As a result, the registration fee due in connection with this Registration Statement is reduced to $768.35.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the 1996 Stock Option and Incentive Plan, as Amended and Restated, and the Employee Stock Option Program and the optionees named in notes (6) and (7) to the “Calculation of Registration Fee” table above as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended. Such documents are not required to be, and are not being, filed by the Registrant with the Securities and Exchange Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item	3. Incorporation of Certain Documents By Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002, filed with the Commission on October 29, 2002;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the two quarters ended October 31, 2002, and January 31, 2003, filed on December 16, 2002 and March 14, 2003, respectively;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on October 29, 2002 and January 10, 2003;

(d)	The description of the common stock, par value $.01 per share (the “Common Stock”), of the Registrant set forth as Item 1 under the caption “Description of Securities” in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 15, 2001 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information; and

(e)	The description of the Class B common stock, par value $.01 per share (the “Class B Common Stock”), of the Registrant set forth as Item 1 under the caption “Description of Securities” in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 4, 2001 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item	5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the Class B Common Stock have been passed on by Joyce J. Mason, Esq. Ms. Mason is Senior Vice President, Secretary, General Counsel and a director of the Registrant and is the beneficial owner of 190,118 shares of Common Stock and 224,170 shares of Class B Common Stock, including 4,640 shares of Common Stock and 12,165 shares of Class B Common Stock held by members of her immediate family and 173,950 shares of Common Stock and 198,950 shares of Class B Common Stock issuable upon the exercise of employee stock options exercisable within 60 days of April 1, 2003. Ms. Mason is the sister of Howard Jonas, Chairman of the Board of the Registrant.

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Item	6. Indemnification of Directors and Officers.

The Registrant’s Certificate of Incorporation provides that, to the extent permitted by the Delaware General Corporation Law (“DGCL”), directors of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Section 102(7) of the DGCL, however, states that such a provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to unlawful dividends, distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit.

The Registrant’s By-Laws provide that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by the DGCL, any person against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which such person is involved by reason of the fact that he is or was a director, officer, employee or agent of the Registrant (or serving in any such capacity with another business organization at the request of the Registrant) if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, such director, officer, employee or agent may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

Item	8. Exhibits.

*4.1	1996 Stock Option and Incentive Plan, as Amended and Restated, of the Registrant.

4.2

Form of Stock Option Agreement under the 1996 Stock Option and Incentive Plan, as Amended and Restated, of the Registrant (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of the Registrant (File No. 333-18901), originally filed with the Commission on December 27, 1996).

*4.3

Form of Stock Option Agreement between the Registrant and each of the optionees listed in note (6) to the “Calculation of Registration Fee” table in this Registration Statement. Exhibit includes a schedule identifying the omitted Stock Option Agreements and material differences from the filed agreement.

4.4

Form of Stock Option Agreement between the Registrant and each of the optionees listed in clause (ii) of the first sentence of note (7) to the “Calculation of Registration Fee” table in this Registration Statement. Exhibit includes a representative example of such Stock Option Agreements together with a schedule identifying the omitted Stock Option Agreements and material differences from the filed agreement. (Incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 of the Registrant (File No. 333-63282), originally filed with the Commission on June 19, 2001.)

4.5

Form of Stock Option Agreement under the Employee Stock Option Program (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 of the Registrant (File No. 333-18901), originally filed with the Commission on December 27, 1996).

*4.6	Form of Amendment to Stock Option Agreement under the Employee Stock Option Program.

*5.1	Legal Opinion of Joyce J. Mason, Esq.

23.1	Consent of Joyce J. Mason, Esq. (included in Exhibit 5.1 hereto).

*23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*	Filed herewith.

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Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on June 5, 2003.

IDT CORPORATION

By:	/s/ JAMES A. COURTER
James A. Courter
Vice Chairman and Chief Executive Officer

The undersigned directors and officers hereby constitute and appoint James A. Courter and Stephen R. Brown, and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-8 and any and all amendments thereto, including post-effective amendments to this Registration Statement on Form S-8 and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 Registration Statement has been signed by the following persons in the capacities indicated as of June 5, 2003.

Signature	Titles

/s/ HOWARD S. JONAS Howard S. Jonas	Chairman of the Board

/s/ JAMES A. COURTER James A. Courter	Vice Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ STEPHEN R. BROWN Stephen R. Brown	Chief Financial Officer, Treasurer and Director (Principal Financial Officer)

/S/ MARCELO FISCHER Marcelo Fischer	Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ MICHAEL FISCHBERGER Michael Fischberger	Director

/s/ JOYCE J. MASON Joyce J. Mason	Director

/s/ MARC E. KNOLLER Marc E. Knoller	Director

/s/ MOSHE KAGANOFF Moshe Kaganoff	Director

Signature	Titles
/s/ J. WARREN BLAKER J. Warren Blaker	Director

/s/ RUDY BOSCHWITZ Rudy Boschwitz	Director

/S/ SAUL K. FENSTER Saul K. Fenster	Director

/s/ JACK F. KEMP Jack F. Kemp	Director

/s/ MICHAEL J. LEVITT Michael J. Levitt	Director

/s/ MARC J. OPPENHEIMER Marc J. Oppenheimer	Director

/s/ WILLIAM ARTHUR OWENS William Arthur Owens	Director

/s/ WILLIAM F. WELD William F. Weld	Director

EXHIBIT INDEX

Exhibit No.	Description
*4.1	1996 Stock Option and Incentive Plan, as Amended and Restated, of the Registrant.

4.2

Form of Stock Option Agreement under the 1996 Stock Option and Incentive Plan, as Amended and Restated, of the Registrant (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 of the Registrant (File No. 333-18901), originally filed with the Commission on December 27, 1996).

*4.3

Form of Stock Option Agreement between the Registrant and each of the optionees listed in note (6) to the “Calculation of Registration Fee” table in this Registration Statement. Exhibit includes a schedule identifying the omitted Stock Option Agreements and material differences from the filed agreement.

4.4

Form of Stock Option Agreement between the Registrant and each of the optionees listed in clause (ii) of the first sentence of note (7) to the “Calculation of Registration Fee” table in this Registration Statement. Exhibit includes a representative example of such Stock Option Agreements together with a schedule identifying the omitted Stock Option Agreements and material differences from the filed agreement. (Incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-8 of the Registrant (File No. 333-63282), originally filed with the Commission on June 19, 2001.)

4.5

Form of Stock Option Agreement under the Employee Stock Option Program (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 of the Registrant (File No. 333-18901), originally filed with the Commission on December 27, 1996).

*4.6	Form of Amendment to Stock Option Agreement under the Employee Stock Option Program.

*5.1	Legal Opinion of Joyce J. Mason, Esq.

23.1	Consent of Joyce J. Mason, Esq. (included in Exhibit 5.1 hereto).

*23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included in the Signature Pages to this Registration Statement).

*	Filed herewith